SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

         Date of Report (date of earliest event reported): July 18, 2003

                          FLORIDA COMMUNITY BANKS, INC.
             (Exact name of registrant as specified in its charter)


          Florida                      000-1170902               35-2164765
----------------------------     ----------------------       -----------------
(State or other jurisdiction     Commission File Number       (I.R.S. Employer
     Of incorporation)                                       Identification No.)


                1400 North 15th Street, Immokalee, Florida 34142
                    (address of principal executive offices)

                  Registrant's telephone number: (239) 657-3171


                                 Not Applicable

          (Former name or former address, if changed since last report)

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ITEM 9.  Regulation FD Disclosure

The following information is furnished pursuant to Item 12, "Results of Operations and Financial Condition.

On July 18, 2003, Florida Community Banks, Inc. issued a press release announcing its financial results for the fiscal quarter ended June 30, 2003. A copy of the press release is furnished as Exhibit 99.1 to this report.

                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:    July 18, 2003

                                              Florida Community Banks, Inc.
                                              ----------------------------------
                                              (Registrant)


                                          By:  /s/ Stephen L. Price
                                              ----------------------------------
                                              Stephen L. Price
                                              Chairman & Chief Executive Officer
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                                  EXHIBIT INDEX

Exhibit No.                Description
-----------                -----------

     99.1                  Press Release

                                                                    Exhibit 99.1

                                 Press Release

                                 July 17, 2003

Florida Community Banks, Inc. reported that unaudited net income increased 24% for the second quarter of 2003 compared to the same period in 2002. Net income was $2.1 million ($.68 per diluted share) for the second quarter of 2003 compared to $1.7 million ($.55 per diluted share) in the second quarter of 2002. Florida Community Banks, Inc. also reported a 14% increase in loans during the past twelve months.

Florida Community Banks, Inc. reported that unaudited net income increased 29% for the first six months of 2003 compared to 2002. Net income was $4.2 million ($1.32 per diluted share) for the six months ended June 30, 2003 compared to $3.2 million ($1.03 per diluted share) during the same period in 2002.

Florida Community Banks, Inc. is a $532 million commercial bank holding company, which specializes in commercial lending. In June the Company opened its ninth full service banking facility, located on Golden Gate Parkway in Naples. Florida Community Banks, Inc. has been serving SW Florida for 80 years, with offices in Hendry, Collier, Lee, and Charlotte counties. The Company's 3,123,316 shares of outstanding stock are owned by more than 900 shareholders predominantly residing in the four counties served by the bank. Florida Community Banks, Inc. corporate headquarters is located in Immokalee, Fl.